Exhibit 4.1

US Airways Group, Inc.

US Airways, Inc.

American Airlines Group Inc.

American Airlines, Inc.

SECOND SUPPLEMENTAL INDENTURE

Dated as of December 9, 2013

Wilmington Trust, National Association

Trustee

Second Supplemental Indenture, dated as of December 9, 2013 (this “Second Supplemental Indenture”), among US Airways Group, Inc., a Delaware corporation (the “Company”), US Airways, Inc., a Delaware corporation (the “Initial Guarantor”), American Airlines Group Inc., a Delaware corporation (f/k/a AMR Corporation) (“AAG”), American Airlines, Inc., a Delaware corporation (“AA,” together with AAG, the “New Guarantors” and, together with AAG and the Initial Guarantor, the “Guarantors”), and Wilmington Trust, National Association, a national banking association, as trustee (the “Trustee”), to the indenture, dated as of May 24, 2013 (the “Base Indenture”), between the Company and the Trustee, as supplemented by the first supplemental indenture, dated as of May 24, 2013, among the Company, the Initial Guarantor and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

WHEREAS, the Company has heretofore executed and delivered the Base Indenture to provide for, among other things, the issuance from time to time of the Company’s debt securities in one or more series as might be authorized under the Base Indenture;

WHEREAS, the Company has heretofore executed and delivered the First Supplemental Indenture, pursuant to which the Company issued its 6.125% Senior Notes due 2018 (the “Notes”) in an aggregate principal amount of $500,000,000;

WHEREAS, the Company has entered into an Agreement and Plan of Merger (as amended, supplemented or otherwise modified, the “Merger Agreement”), dated as of February 13, 2013, with AMR Corporation (“AMR”) and AMR Merger Sub, Inc., pursuant to which the Company became a wholly-owned subsidiary of AMR (the “Merger”) upon the consummation of the merger (the “Closing”) contemplated thereby as of the date hereof;

WHEREAS, AMR was renamed American Airlines Group Inc. immediately following the Closing;

WHEREAS, Section 3.11 of the First Supplemental Indenture provides that, substantially concurrently with the consummation of the Merger, the Company, the Initial Guarantor, AAG and AA shall enter into a supplemental indenture pursuant to which each of AAG and AA shall agree to become a Guarantor under the Indenture and to fully and unconditionally Guarantee the Notes;

WHEREAS, pursuant to Section 3.12 of the First Supplemental Indenture, the Company and the Trustee may enter into supplemental indentures to the Indenture to, among other things, (i) add guarantees with respect to the Notes or (ii) make any change that does not adversely affect the rights of any Holder of Notes;

WHEREAS, in connection with the execution and delivery of this Second Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Section 10.4 of the Base Indenture and Section 4.5 of the First Supplemental Indenture; and

WHEREAS, the Company and the Guarantors have requested that the Trustee execute and deliver this Second Supplemental Indenture and have satisfied all requirements necessary to make this Second Supplemental Indenture a valid instrument in accordance with its terms.

WITNESSETH:

NOW THEREFORE, each party agrees, for the benefit of the other parties and for the equal and ratable benefit of the Holders of Notes, as follows:

Section 1. Definitions in the Second Supplemental Indenture. Unless otherwise specified herein or the context otherwise requires:

(a) a term defined in the Indenture has the same meaning when used in this Second Supplemental Indenture unless the definition of such term is amended or supplemented pursuant to this Second Supplemental Indenture;

(b) the terms defined in this Second Supplemental Indenture include the plural as well as the singular;

(c) unless otherwise stated, a reference to a Section is to a Section of this Second Supplemental Indenture; and

(d) Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2. AAG and AA Guarantee. Each of the New Guarantors hereby agrees to become a “Guarantor” under the Indenture and to provide a Note Guarantee on the terms and subject to the conditions set forth in Section 7 of the First Supplemental Indenture.

Section 3. Miscellaneous.

3.1 Ratification of Indenture. The Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

3.2. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and the Guarantors and not by the Trustee, and the Trustee does not assume any responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of the Second Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

3.3. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

3.4. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of them together shall represent the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic .pdf copy shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

AMERICAN AIRLINES GROUP INC.

By:	/s/ Kenneth W. Wimberly
Name: Kenneth W. Wimberly
Title: Vice President, Deputy General Counsel and Assistant Corporate Secretary

AMERICAN AIRLINES, INC.

By:	/s/ Kenneth W. Wimberly
Name: Kenneth W. Wimberly
Title: Vice President, Deputy General Counsel and Assistant Corporate Secretary

SIGNATURE PAGE TO SECOND SUPPLEMENTAL INDENTURE

US AIRWAYS GROUP, INC.

By:	/s/ Derek J. Kerr
Name: Derek J. Kerr
Title: Executive Vice President and Chief Financial Officer

US AIRWAYS, INC.

By:	/s/ Derek J. Kerr
Name: Derek J. Kerr
Title: Executive Vice President and Chief Financial Officer

SIGNATURE PAGE TO SECOND SUPPLEMENTAL INDENTURE

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph P. O’Donnell
Name: Joseph P. O’Donnell
Title: Vice President

SIGNATURE PAGE TO SECOND SUPPLEMENTAL INDENTURE